Exhibit 99.1

NEWS RELEASE

July 23, 2018

Farmers Capital Bank Corporation Shareholders Approve Merger Agreement with WesBanco, Inc.

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced that at a Special Meeting of Shareholders held today (the “Special Meeting”), the Company’s shareholders voted to adopt and approve the Agreement and Plan of Merger dated April 19, 2018 between WesBanco, Inc. (“WesBanco”),the Company, United Bank & Capital Trust Company and WesBanco Bank, Inc. (the “Merger Agreement”). Of the 7,519,814 shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting, 5,145,180, or 68.4%, were represented in person or by proxy, which constituted a quorum. Of the shares represented, 5,020,288, or 97.6%, voted to adopt and approve the Merger Agreement. Subject to satisfaction of all remaining closing conditions for the transaction, which are expected to be completed before the end of the third quarter of 2018, the Company will be merged with and into WesBanco, and the Company’s bank subsidiary, United Bank & Capital Trust Company, will be merged with and into WesBanco Bank, Inc.

Under the terms of the Merger Agreement, at the effective time of the merger, the Company’s shareholders will have the right to receive (i) 1.053 shares of WesBanco common stock and (ii) $5.00 in cash, without interest, for each share of the Company’s common stock.

About Farmers Capital Bank Corporation

Farmers Capital Bank Corporation (www.farmerscapital.com) is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

About WesBanco, Inc.

Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $10.9 billion (as of June 30, 2018). WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management. WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with approximately $4.0 billion of assets under management (as of June 30, 2018), and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds. WesBanco’s banking subsidiary, WesBanco Bank, Inc., operates 177 financial centers in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia. In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-Looking Statements

Matters set forth in this press release may contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the proposed merger (“the “Merger”) between WesBanco and the Company, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: those factors previously disclosed in WesBanco’s and the Company’s reports filed with the SEC, the businesses of WesBanco and the Company may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed Merger may not be fully realized within the expected timeframes; disruption from the proposed merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the proposed Merger may not be obtained on the expected terms and schedule; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this filing are based on information available at the time of the release. Neither WesBanco nor the Company assumes any obligation to update any forward-looking statement.